Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of

DIGITAS INC.

by

PACIFIC ACQUISITION CORP.

An indirect wholly owned subsidiary

of

PUBLICIS GROUPE S.A.

at

$13.50 Net Per Share in Cash

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JANUARY 24, 2007, UNLESS THE OFFER IS EXTENDED.

December 26, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Pacific Acquisition Corp., a Delaware corporation (the ‘‘Purchaser’’) and an indirect wholly owned subsidiary of Publicis Groupe S.A., a société anonyme organized under the laws of the Republic of France (‘‘Publicis’’), to act as Dealer Manager in connection with the Purchaser’s offer to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the ‘‘Shares’’), of Digitas Inc., a Delaware corporation (‘‘Digitas’’), at a purchase price of $13.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 26, 2006 (the ‘‘Offer to Purchase’’), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the ‘‘Offer’’) enclosed herewith. Stockholders whose certificates for such Shares (the ‘‘Share Certificates’’) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.    The Offer to Purchase, dated December 26, 2006.

2.    The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.    The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the ‘‘Depositary’’) on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.    The letter to shareholders of Digitas from David Kenny, the Chairman and Chief Executive Officer of Digitas, accompanied by Digitas’ Solicitation/Recommendation Statement on Schedule 14D-9.

5.    A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.    A return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on January 24, 2007, unless the Offer is extended.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the outstanding Shares on a fully-diluted basis (which assumes the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the date of purchase, and (2) all applicable waiting periods or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other applicable foreign statutes or regulations, including under the German Act against Restraints of Competition, having expired or been terminated or obtained.

The Board of Directors of Digitas has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Offer and the Merger are advisable to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares tender their Shares to the Purchaser pursuant to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 2006, among Publicis, the Purchaser and Digitas (as it may be amended or supplemented from time to time, the ‘‘Merger Agreement’’). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the ‘‘DGCL’’), the Purchaser will be merged with and into Digitas (the ‘‘Merger’’). Following the effective time of the Merger (the ‘‘Effective Time’’), Digitas will continue as the surviving corporation as an indirect wholly owned subsidiary of Publicis, and the separate corporate existence of the Purchaser will cease.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by Digitas, Publicis or the Purchaser which will be canceled, (2) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL, (3) Shares that are restricted at the Effective Time, which will become restricted ordinary shares of Publicis and (4) Shares held by any wholly owned subsidiary of Digitas or Publicis (other than Purchaser) which will remain outstanding except that the number of such Shares will be adjusted in the Merger to maintain relative ownership percentages) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate formerly representing such Share, less any required withholding taxes.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Stockholders whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Dealer Manager and MacKenzie Partners, Inc. (the ‘‘Information Agent’’) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Inquiries you may have with respect to the Offer should be addressed to the undersigned, at the address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Citigroup Global Markets Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person, the agent of the Purchaser, Publicis, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.